Exhibit 3.5

FIRST AMENDMENT
TO
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MALIBU BOATS HOLDINGS, LLC

This First Amendment (the “Amendment”) to the First Amended and Restated Limited Liability Company Agreement of MALIBU BOATS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of February 5, 2014 (the “LLC Agreement”), is made and entered into as of February 5, 2014, by Malibu Boats, Inc., a Delaware corporation and managing member of the Company (the “Managing Member”).

W I T N E S S E T H:

WHEREAS, Schedule A of the LLC Agreement sets forth the Members and their respective Units, Percentage Interests and Capital Contributions;

WHEREAS, the Managing Member desires to amend Schedule A of the LLC Agreement to reflect the number of Units owned by and the Percentage Interests and Capital Contributions of the Members after the closing of the initial public offering of the Managing Member; and

WHEREAS, this Amendment is executed in accordance with Section 2.2(b) of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Amendment. Schedule A of the LLC Agreement shall be deleted in its entirety and replaced with Schedule A attached hereto.

2.    Amendment and Ratification. The LLC Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. The LLC Agreement, as amended as provided herein, is hereby ratified and shall remain in full force and effect.

3.    Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the LLC Agreement unless otherwise defined herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment is effective on the date first above written.

MANAGING MEMBER:

MALIBU BOATS, INC.

By: /s/ Wayne R. Wilson
Name: Wayne R. Wilson
Title: Chief Financial Officer

SCHEDULE A

SCHEDULE OF MEMBERS

Name and Address of Member	Number of Units	Percentage Interest	Capital Contributions
Malibu Boats, Inc.	7,642,996	34.077%	$74,227,972.12
Black Canyon Direct Investment Fund L.P.	3,622,940	16.153%	11,175,185.15
Malibu Holdco A, LLC	3,011,270	13.426%	9,288,448.16
Horizon Holdings LLC	2,483,725	11.074%	190,755.31
Merced OKR, LLC	1,142,767	5.095%	2,707,399.62
Malibu Holdings, LP	778,196	3.470%	1,819,024.19
Black Canyon Investments, L.P.	626,763	2.794%	1,933,289.67
Springer, Jack	473,309	2.110%	12,890.44
Canyon Value Realization Fund, L.P.	449,102	2.002%	1,385,284.21
Malibu Holdco B, LLC	400,564	1.786%	1,235,563.40
Loudon Partners LLC	360,221	1.606%	927,998.75
Wilson, Wayne	224,707	1.002%	12,890.42
Singer, Paul	188,189	0.839%	484,812.21
Anderson, Ritchie	154,773	0.690%	−
Gasper, Dan	116,512	0.519%	229,879.02
Childres, Douglas	89,232	0.398%	229,879.92
Gaines, Paul	79,471	0.354%	183,903.76
McCall, Adam	66,893	0.298%	−
Bennett, Barry	66,226	0.295%	153,253.52
Farmer, Dan	39,735	0.177%	91,950.72
Clothier, Steven	35,693	0.159%	91,952.91
Banks, Robin	35,693	0.159%	91,952.91
Verna, Heidi	35,693	0.159%	91,952.91
Woods, Randy	32,317	0.144%	83,254.76
Davenport, Scott	26,817	0.120%	−
Little, Lynn	26,817	0.120%	−
Bryant, David	26,490	0.118%	61,300.48
Farmer, Lani	26,490	0.118%	61,300.48
Kelley, Dennis	26,490	0.118%	61,300.48
Livesay, Stephen	26,490	0.118%	61,300.48
Smith, Mitch	26,490	0.118%	61,300.48
Evans, Chris	23,795	0.106%	61,300.37
Kent, Debbie	13,409	0.060%	−
Ward, Greg	13,409	0.060%	−
Dugger, Corey	13,409	0.060%	−
True, Peggy	13,409	0.060%	−
Ditchfield, Brad	8,065	0.036%	−
TOTAL	22,428,567	100.0%	$107,017,296.85

Schedule A